As Filed with the Securities and Exchange Commission on November10, 1995.

                                      Registration No.___________

                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington D.C., 20549
                            Form S-8
                     REGISTRATION STATEMENT
                             Under
                  The Securities  Act of 1933


                 Commission file number 0-16734

                    C.E.C. INDUSTRIES CORP.
       (Exact name of registrant as specified in charter)

          Nevada                                  87-0217252
     (State of other jurisdiction of           (I.R.S. Employer
     incorporation or organization)          Identification Number)

     23 Cactus Garden Drive #F-60
     Henderson, Nevada                            89014
 (Address of Principal Executive Office)        (Zip Code)

          C.E.C. INDUSTRIES CORP. 1995 STOCK AWARD PLAN
                    (Full Title of the Plan)
                         (702) 436-2500
      (Registrant's Telephone Number, Including Area Code)

                   Donald J. Stoecklein, Esq.
                        Attorney at Law
               23 Cactus Garden Drive, Suite F-60
            Henderson, Nevada, 89014  (702) 436-2530


                 CALCULATION OF REGISTRATION FEE
Title of     Amount to   Proposed      Proposed      Amount of
Securities   be          maximum       maximum       registrati
to be        Registered  offering      aggregate     on Fee
Registered               price Per     offering
                         Share *1        Price *1
Common         650,000      $0.44        $286,000    $98.62
Stock $.05

*Estimated solely for the purpose of calulating the registration fee on the basis of the average bid and ask price of the Common Stock as reflected on the National Association of Securities Dealers Automated Quotion System on November 9, 1995.

PROSPECTUS       The date of this Prospectus is November 10, 1995


                    C.E.C. INDUSTRIES, CORP.


              Up to 650,000 Shares of Common Stock
   Received by Directors, Officers, Consultants and Employees
        Under the Company's Consultant and Employee Stock
   Compensation Plan and Reoffered by Means of this Prospectus



Selling shareholders of C.E.C. Industries, Corp., ("Company") will offer their shares through the over-the-counter market or through NASDAQ, if the Company's common stock is then included for quotation on NASDAQ. Selling shareholders, if control persons, are required to sell their shares in accordance with the volume limitations of Rule 144 under the Securities Act of 1933, which limits sales by each selling shareholder in any one month period to the greater of 1% of the total outstanding common stock (or approximately 45,463 shares) or the average weekly trading volume of the Company's common stock during the four calendar weeks immediately preceding such sale. It is expected that brokers and dealers effecting transactions will be paid the normal and customary commissions for market transactions.



THESE  SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED  BY  THE
SECURITIES   AND  EXCHANGE COMMISSION,  NOR  HAS  THE  COMMISSION
PASSED  ON  THE ACCURACY OR THE ADEQUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




No person has been authorized by the Company to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the shares of the Common Stock issuable under the terms of the Plan shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

 This Prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.

The securities offered hereby involve a high degree of risk. See
                         "Risk Factors."

                     SUMMARY OF PROSPECTUS

This prospectus accompanies reoffers by consultants and employees of the Company of shares of common stock received through the Company's Consultant and Employee Compensation Plan. The Company's principal offices are located at 23 Cactus Garden Drive, F-60, Henderson, Nevada 89014 telephone number (702) 436-2500.


ITEM 1. BUSINESS

(a) General

      C.E.C. Industries Corp. is a Nevada corporation with principal and executive offices located at 23 Cactus Garden Drive, F-60, Henderson, Nevada 89014, telephone (702) 436-2500. C.E.C. Industries Corp. and it's consolidated subsidiaries are referred to as either C.E.C. or the "Company." C.E.C. is engaged in several unrelated businesses through its primary subsidiaries, Moonridge Development Corp., (real estate development and construction), Custom Environmental International, (carbon reactivation technology), and Sterling Travel, (travel businesses). The Company's current organization was accomplished through a merger and acquisition program during the fiscal year ended March 31, 1995, and continuing through the present.

      C.E.C. was incorporated as Justheim Petroleum Company in Nevada in 1952. C.E.C. Management Corp. was merged into Justheim Petroleum Company effective December 31, 1986, and was renamed C.E.C. Industries Corp. Prior to the merger, Justheim had historically engaged in the business of acquiring, holding and selling oil and gas leaseholds and retaining overriding royalty rights. C.E.C. Management Corp. primarily was in the business of engineering consulting and designing and marketing customized minerals processing systems and equipment. While the Company continues to receive oil and gas production overriding royalty income, it is no longer actively engaged in the business of buying and selling oil and gas leasehold interests. A majority of these royalty interests were sold near the end of the 1994 fiscal year.

      C.E.C.'s primary business had been the manufacture and sale of minerals processing equipment through its wholly-owned subsidiary, Custom Equipment Corporation. Custom was a pioneer in the development of custom gold processing equipment in the early to mid-1980's, thus, business was very profitable. However, as gold prices declined after the early 1980's, fewer gold plants were built, more competitors entered the market, and Custom's business was negatively impacted. The Company attempted to use its expertise and know-how to develop the carbon reactivation furnace technology in the water treatment industry, but the continued losses in the metallurgical business caused a capital drain necessitating other measures. Custom Environmental International became the renamed subsidiary to carry on the efforts, building a new prototype carbon furnace now being developed. The metallurgical equipment business was sold in fiscal year 1991.

       In September 1993, the Board of Directors of C.E.C considered expanding the Company's business into business opportunities outside of the carbon reactivation furnace technology business, and thus caused several new directors with real estate expertise to join the C.E.C. board. The intent being to develop land owned by the Company in St. George, Utah as well as other properties to be acquired. A property in Las Vegas was immediately acquired for cash and convertible preferred stock. Private financing was arranged to provide the cash necessary for the purchase. The transaction also provided working capital for development of the property as well as for further development and marketing of the carbon technology. The Las Vegas property is partially being developed for a mini-storage facility with a three million dollar loan from the Bank of America.

(b) Financial Information About Industry Segments

      The Company is currently engaged in three main businesses; real estate development and construction ("Moonridge"); carbon reactivation technology ("CEI"); and the travel business ("Sterling Travel"). Information regarding the Company's reportable business segments is set forth in Item 1(c) and Note 9 to the Consolidated Financial Statements.

(c) Narrative Description of Business

Moonridge Development Corp.

       Operations. The Company's real estate operations are conducted through the Company's wholly owned subsidiary, Moonridge Development Corp. ("Moonridge"), a licensed General Contractor in the State of Nevada. Moonridge is responsible for the development and/or construction of the following projects:

      Mini-Storage Facility - Las Vegas, Nevada. The Company owns approximately 7.28 acres of property generally described as the Mission Valley Mini Storage located on Russell Road, contiguous with U.S. Highway 95, outside the city limits of Las Vegas, Nevada. The project will consist of 1123 mini storage units totaling 103,564 square feet of space, in addition to 67 covered RV and boat storage spaces, and 74 uncovered RV and boat storage spaces, with projected annual net operating income upon completion of $682,882, (which includes signage income of $90,000). On March 31, 1995, the Company entered into a loan agreement with Bank of America for $3,000,000 to build the project. Permits were subsequently obtained from the County of Clark, Nevada, to commence clearing the project in preparation for construction. The project is anticipated to be completed in 1995.

      20.30 Acre Planned Development - Las Vegas, Nevada. The Company owns approximately 18.83 acres of property contiguous with its 7.28 acre mini storage facility, located on Russell Road, contiguous with U.S.Highway 95, outside the city limits of Las Vegas, Nevada. The remaining 1.47 acres of the property is under an expired purchase option. Pursuant to the option terms, the Company would be required to pay $90,000 upon exercise of the option. This option is currently under renegotiation. The project is being master planned for a combination of commercial office space and multi-family units. It is anticipated that the initial development process may be completed in 1995, and commencement of construction may occur in 1996.

      320 Unit Multi-Family Project to be built - Henderson, Nevada. In June, 1995, the Company acquired a 24.5% interest in a 320 unit apartment project generally known as Victory Village, in exchange for 1,200,000 shares of Rule 144 stock. The project is located in Henderson, Nevada near the intersection of Lake Mead Blvd. and Boulder Highway. The City of Henderson issued bonds to facilitate the financing on the project, with HUD, (Department of Housing and Urban Development) insuring the construction and permanent loan in the sum of $16,442,400, at 6.38% interest, amortized over 40 years, paid monthly, which loan was recorded in June of 1995 against the approximate 17.72 acres. Permits for the project have been obtained from the City of Henderson, and grading for the project has commenced. In addition to the Company's interest in the project, Moonridge will act as the General Contractor on the project. It is anticipated that the project will be completed in August of 1996.

      Strategy. The Company's near term strategy for Moonridge Development Corp. is to concentrate its efforts on the construction of its Mission Valley Mini-Storage facility, and complete construction of the 320 unit Victory Village project. Concurrent with the above, the Company intends to complete its development of the 20 additional acres. In the event additional development opportunities present themselves, the Company intends to take advantage of the current economic climate in the Las Vegas area.

Custom Environmental International.

      Operations. Custom Environmental International, ("CEI") is engaged in the business of development and implementation of a patented carbon reactivation furnace. In September, 1995, the Board of Directors approved a plan to "spin-off" the CEI subsidiary, forming a separate publicly traded company.

     Background of Carbon Reactivation. Granular activated carbon ("GAC") is used in a myriad of cleansing processes, but most particularly in water, air and industrial fluid purification. It is also used in removing valuable minerals from chemically-leached ores. Carbon's unique properties allow it to absorb chemicals until it is "full" or "spent." Once spent, the GAC is either disposed of (along with the impurities contained in the carbon), or regenerated for reuse.

      The  two primary sources of GAC are: (1) newly manufactured carbon;  and  (2)  reclaimed  carbon  from  the  regeneration  or
reactivation  process.   Regenerated carbon  can  be  up  to  65%
cheaper than new GAC.

      Current regeneration equipment is expensive to build, maintain, and operate. Consequently, it is economical only in large quantity applications, using stationary equipment. Most regeneration equipment requires that GAC be shipped for regeneration from the carbon "use" site to the reactivation processing site, adding to the cost of regeneration.

      Management believes the patented regeneration technology under development by CEI will result in equipment less expensive to build and operate than current equipment. It should also be mobile, allowing it to be placed at the "use" site, or used in specialized, one-time processing applications.

      Research and development expenses for the years ended March
31,  1995, March 31, 1994 and March 31, 1993 were $3,358, $13,086 and $0, respectively.

      Over the last two years, a prototype of the Company's new carbon reactivation furnace has been tested at Thiokol Corporation's plant in Utah. A completely integrated system, to include automatic controls, feeding, cooling, and controlling emissions, has been installed and is being tested. Results to date have been favorable but not without start-up problems.
Permitting with the Utah regulatory agencies is underway to process other carbons at the facility. The project has taken much longer than originally expected, but the Company should start to benefit from these efforts this year.

      Pursuant  to the terms of the Joint Agreement with  Thiokol
Corporation, CEI and Thiokol share 50/50 in all revenues earned as joint partners.

      Marketing. To successfully enter the carbon regeneration market, the Company's market strategy focused on three elements: product differentiation, sales strategy, and strategic alliances. CEI's carbon reactivation furnace is a technology that provides the basis for strong product differentiation to penetrate the activated carbon regeneration market. This technology combined with Thiokol Corporation's production expertise, analytical laboratory capability, and environmental permitting experience creates a solid technical basis for providing carbon consumers low cost regeneration with little risk of contamination from other sources.

      The activated carbon market can be divided into liquid processing carbons and gas processing carbons. Each of these general carbon types can be further subdivided into several market segments; Potable Water Purification, Ground Water Cleanup, Solvent Recovery, Mining, Food and Beverage Processing, and Chemical and Pharmaceutical.

      Competition. There are at least ten competitors in the United States carbon regeneration market. These companies range from small regional, privately held companies to large multinational corporations. Most of the carbon regeneration companies offer a wide variety of carbon technology services, including engineering and equipment design or lease.

      Strategy.   The Company's strategy for entering the  carbon
regeneration   market   focuses  on   three   elements:   product
differentiation, sales strategy, and strategic alliances.

      Product Differentiation. In order to be effective in entering the market, a carbon regeneration company must be able to have a low price. The CEI regeneration furnace can provide a low price by 1) keeping energy consumption low, 2) reducing carbon losses in the furnace, and 3) keeping labor requirements low.

      Sales. Another key area is identifying and marketing customers. Entry into the carbon market requires development and implementation of a selling strategy. This strategy must focus on finding customers and then providing a value added service at low cost.

      Strategic Alliances. The last key element is to develop strategic alliances with suppliers. One key area where an alliance would be required is with carbon supplier industries. There will always be some loss of carbon in any regeneration process and consumers will need the appropriate amount of carbon returned for use. Recent growth of the carbon regeneration industry has encouraged the entrance of new competitors. These new competitors are encouraged by the growth in carbon use and the opportunities available to enter the United States market. Although the market is still growing and there should be expansion in the near future, the market will be competitive. To compete in this market, the newcomer to the market must be able to provide the carbon consumer with a low cost and effective service. The newcomer must not only be low in cost, but must provide a team of experts to address the needs of the carbon consumer. Thiokol's expertise in production, laboratory analysis, environmental permitting, and CEI's patented technology can provide the initial advantage for successful entry into the carbon regeneration industry. Once firmly established in the United States, further expansion into other markets throughout the world is possible.

Other Investments

     The Company has written down the value of its 430,320 shares of Logos International, Inc. which had been acquired in 1991 when the office building and the majority interest in GLI Industries, Inc. were sold. Because the quoted per share price of the stock decreased from over $5.00 bid at the end of the 1993 fiscal year to $.125 bid at March 31, 1994, the value was written down to $53,790, realizing a loss of $625,960 in fiscal 1994. Approximately half of the Logos stock was sold during 1995 resulting in a further loss and write-down of $46,395. The remaining value on the books is $2,605.

Executive Offices

     C.E.C.'s executive offices are located at 23 Cactus Garden
Drive, F-60, Green Valley, Nevada 89014


PATENTS

      C.E.C.'s subsidiary, CEI has obtained the following patents for its low temperature furnaces used in regenerating carbon:

     Country             Patent No.          Date Issued

     United States       4,462,870           July 31, 1984
     Canada              1,188,508           June 11, 1985
     South Africa        83/0862             November 30, 1983
     South Africa        88/7882             July 26, 1989
     South Africa        91/10649            December 24, 1991
     Australia           554231              February 5, 1987
     Australia           571378              October 14, 1988
     Australia           619511              October 28, 1988
     United States       4837423             June 6, 1989
     United States       4,988,289           January 1, 1991
     United States       5,096,415           March 17, 1992
     United States       5,162,275           November 11, 1992
     Canada              1,316,344           April 20, 1993
     Phillipines         27539               August 18, 1993
     European            0395692             December 12, 1993

       C.E.C. believes that its patents have value but no representation is made that C.E.C. will be able to sustain the validity of its present patents.

EMPLOYEES

      The Company and its subsidiaries currently employ 16 full time employees and 6 part time employees.

PROPERTIES

      Principal and Executive Offices. C.E.C. rents 1,869 square feet of office space and 1,310 square feet of warehouse space for CEI at 350 West 300 South, Salt Lake City, Utah 84101; 2,622 square feet of office space for its executive offices at 23 Cactus Garden Drive, F-60, Green Valley, Nevada 89014; and 2,000 square feet for Sterling Travel at 2200 N.W., Suite 220, Boca Raton, Florida 33431. Lease expenses for the years ended March 31, 1995, March 31, 1994 and March 31, 1993 were $42,030, $8,615 and $10,575, respectively.

      Mission Valley Mini-Storage Facility. A general discussion of the mini-storage project is included under Item 1(c), "Narrative Description of Business", "Operations". The Company acquired 7.28 acres of property located in Las Vegas, Nevada as part of a larger parcel of property, on February 9, 1994, utilizing preferred stock of the Company. A market feasibility study was developed by an outside source to determine the effective use of the acreage. Management followed the recommendation of the market feasibility study and is currently under construction on 1123 storage units, 67 covered RV and boat storage spaces, and 74 uncovered RV and boat storage spaces. The Company applied for the appropriate zoning, and, upon receiving the zoning, then obtained a construction loan from Bank of America for $3,000,000 to construct the facility. Initial permits have been obtained and work on the project commenced in July of 1995.

      Other Las Vegas Properties. A general discussion of the other parcels of property acquired on February 9, 1994, are included under Item 1(c), "Narrative Description of Business", "Operations". Upon completion of the development plans for the approximate 20.30 acres located on Russell Road, Las Vegas, Nevada, contiguous with the Company's mini-storage facility, the Company will commence development and construction of the planned commercial and multi-family facilities.

      320 Unit - Victory Village Apartments. A general discussion of the 320 unit Victory Village project is included under Item 1(c), "Narrative Description of Business", "Operations". During June 1995, the Company acquired a 24.5% interest in the Victory Village III, Ltd. partnership utilizing Rule 144 restricted common stock of the Company valued at $700,000. A $16,442,400 loan was recorded against the approximate 17.72 acres providing the construction financing for the project. Moonridge Development Corp. will act as the General Contractor for the project. (See
Note 13 of the consolidated financial statement)


                          RISK FACTORS

The purchase of the securities offered hereby is subject to risk.
Investors should evaluate these risk factors carefully.

Need for Additional Financing.

The Company currently operates through revenues generated by sales of the Company's products. There is no assurance that such sales will continue as they have in the past, or will increase in the future. In order to succeed the Company may require additional capital for working capital and for marketing. There can be no assurance that such financing will be available, when required, on acceptable terms.

Competition.

Although the Company believes its products are superior to those of its present competitors; the market for the Company's product lines is very large. As such, there are major companies that have already captured major portions of the various product markets which the Company's subsidiary's are involved. These companies have resources much greater than those of the Company. There is no assurance that the Company's products will continue to be competitive in the marketplace.

Markets Uncertain.

Despite the business experience of the officers, directors, and principal shareholders of the Company, and the Company's products there can be no assurance that markets for the Company's products will continue to be sizable enough to permit the Company to operate profitably.

Reliance on Management.

All  decisions with respect to the management of the Company will
be  made exclusively by its officers and directors.   To a  large
extent, the success of the Company will depend upon the quality of the management provided by its officers and directors.

Dependence upon Key Personnel.

The success of the Company will be largely dependent on the personal efforts of key employees and directors, who are responsible for the development of the business of the Company. The Company relies heavily on the experience, expertise and business contacts of its officers and directors. If any of the officers or directors should, for whatever the reason, cease to serve the Company, the Company may find it difficult to find replacements within a short time frame, and thus, the Company's ability to meet its goals could be adversely affected.

             INFORMATION WITH RESPECT TO THE COMPANY

This prospectus is accompanied by the Company's Form 10K for the year ended March 31, 1994, and its latest Quarterly Reports filed subsequent thereto, for the quarter ending September 30, 1995. These Annual, Quarterly and Current Reports, as well as all other reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, are hereby incorporated by reference in this prospectus and may be obtained upon the oral or written request of any person to the Company at 23 Cactus Garden Drive, F-60, Henderson, Nevada 89014 telephone number (702) 436-2500.

PART II

Item 3. Incorporation of Documents by Reference.

      The following C.E.C. document are incorporated by reference in this Registration Statement: (a) C.E.C.'s Annual Report on Form 10-K for the year ended March 31, 1995; (b) C.E.C.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 1995; (c) C.E.C.'s Current Report on Form 8-K dated October 1995; and, (d) Amended Articles of Incorporation Reflecting Name Change and Authorized Shares.

      All documents filed by C.E.C. pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the date of the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be part thereof from the dates of the filing of such documents.

Item 4. Description of Securities.

      C.E.C.'s authorized stock consists of 50,000,000 shares of common stock, par value $.05 per share. The holders of common stock (i) have equal ratable rights to dividends from funds legally available therefore, when as and if declared by the Board of Directors of C.E.C.; (ii) are entitled to share ratably in all of the assets of C.E.C. available for distribution to shareholders upon liquidation, dissolution or winding up of the affairs of C.E.C.; (iii) do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one non-cumulative vote per share, on outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued will be fully paid for and non-assessable.

Item 5. Interest of Named Experts and Counsel

      No expert named in the Registration Statement as having prepared or certified any part thereof, including counsel for the registrant named in the prospectus as having given and opinion upon the validity of the securities being registered, was employed for such purpose on a contingent basis, or is to receive in connection with the offering a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries, or is connected with the registrant or any of its parents or subsidiaries as a promoter, managing underwriter, voting trustee, director, officer, or employee, other than Donald
J. Stoecklein, Esq., legal counsel for the Company, which legal counsel is also a Director of the Company. Further, it is anticipated that Mr. Stoecklein may be the recipient of shares of stock issued as the result of this Prospectus.

Item 6. Indemnification of Officers and Directors.

      Section 78.751 of the Nevada General Corporation Laws provides as Follows:

      78.751. Indemnification of officers, directors, employees and agents; advancement of expenses.

      1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action , suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

      2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director , officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or a matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

      4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:
     (a) By the stockholders;

      (b)  By  the  board  of directors by majority   vote  of  a
quorum  consisting of directors who were not  parties     to  the
act, suit or proceeding;

      (c)  If   a  majority  vote  of  a  quorum  consisting   of
directors   who  were  not  parties  to  the  act,   suit      or
proceeding so orders, by independent legal counsel in a written opinion; or

     (d) If  a  quorum  consisting  of  directors  who  were  not
parties  to  the act, suit or proceeding cannot   be obtained, by
independent legal counsel in a written opinion.

      5. The certificate or articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

       6.   The   indemnification  and  advancement  of  expenses
authorized in or ordered by a court pursuant to this section:

     (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any bylaws, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

      (b)  Continues  for a person who ceased to be  a  director,
officer,  employee or agent and inures to the  benefit    of  the
heirs, executors and administrators of such a person.

Article XI of CEC's Bylaws provides as follows:

      Section 1. The Corporation shall indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right Corporation), by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

      The  1995 Stock Award Plan contains provisions indemnifying those  same persons in their capacities as administrators of  the
Plan.   C.E.C. does not have insurance to indemnify  its  offices
and directors in accordance with any of the above.

Item 7. Exemption From Registration Claimed.

     Not Applicable

Item 8. Exhibits.

5    Opinion of Donald J. Stoecklein, Attorney-at-law, regarding legality of shares being issued (1).
10   Consultant and Employee Stock Compensation Plan (1).
24   Consent of Donald J. Stoecklein, Attorney-at-Law, (contained in  its  opinion  filed  as Exhibit 5 to  this  Registration
     Statement (1).
 __________________________________________

(1) Filed herewith.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)   To  include  any prospectus required  by  section
          10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement referring to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 10th day of November 1995.

                           SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 21st day of November 1995.

                                          C.E.C. INDUSTRIES CORP.


                                         By /s/ Richard Cope
                                            Richard Cope, President

                                         By /s/ Donald J. Stoecklein
                                            Donald J. Stoecklein, Secretary




      Pursuant to the requirements of the Securities Act of 1933,
this  registration statement has been signed  by   the  following
persons in the capacities indicated on November 10, 1995.

Signature             Title                 Date


/s/ Ralph Mann        Director              November 10, 1995
Ralph Mann


/s/ Dwight W. Jory    Director              November 10, 1995
Dwight W. Jory


/s/ Charles McChaffie  Director              November 10, 1995
Charles McChaffie


/s/Donald J. Stoecklein,ESQ.  Director,Secretary    November 10, 1995
Donald J. Stoecklein


/s/Ronald G.  Stoecklein      Director              November 10, 1995
Ronald G. Stoecklein

                        EXHIBIT 5 AND 24
                     Opinion and Consent of
                      Donald J. Stoecklein

ATTORNEY AT LAW
                                               Telephone(702)436-2530
                                               Facsimile(702)436-2528
DONALD J. STOECKLEIN
Praactce Limited to Federal Securities

                        23 Cactus Garden Drive, F-60, Henderson, Nevada 89014

                                              November 9, 1995

Mr. Richard Cope
CEC Industries, Corp.
23 Cactus Garden Drive, F-60
Henderson, Nevada 89014

       RE:REGISTRTION STATEMENT ON FORM S-8

Dear Mr. Cope:

You have requested our opinion as to the legality of the registration by you, CEC Industries, Corp., (the "Corporation") of up to 1,000,000 shares of Common Stock (the "shares") pursuant to a registration Statement on Form S-8 (the "Registration Statement") to be filed on November 10, 1995:

As your counsel we have reviewed and examined:

1.     The Articles of Incorporation of the Corporation, as amended (the
       "Articles");

2. The Bylaws of the Corporation, as certified by the Secretary of the Corporation;

3.     The Resolution of the corporation authorizing the registration;

4.     The minute book of the Corporation;

5. The Corporation's 10-K for 1995, 1994 and 1993; 10Q for the period ending September 30,1995.

6.     The Form S-8 Registration Statement;

7.     The Consultant and Employee Stock Compensation Plan; and

8. Such other matters as we have deemed relevant in order to form our opinion.

In giving our opinion, we have assumed without investigation the authenticity of any document or instrument submitted to us as an original, the conformity to the original of any document or instrument submitted to us as a copy, and the genuineness of all signatures on such originals or copies.

Based upon the foregiong, and subject to the qualifications set forth below, we are of the opinion that the Shares, if issued and sold as described in the Registration Statement (provided that at least par value is paid for the shares): (i) will have been duly authorized, legally issued, fully paid and nonassessable, (ii) when issued will be a valid and binding obligation of the corporation, and (iii) do not require a permit from and governmental agency.

Our opinion is subject to the qualification that no opinion is expressed herein as to the application of the state securities or Blue Sky laws.

This opinion us furnished by us as counsel to you and is solely for your benefit. Neither this opinion nor copies fereof may be relied upon by, delivered to, or quoted in whole or in part to any governmental agency or other person without prior written consent.

Notwithstanding the above, we consent to the use of our opinion in regards to the Request to Transfer Agent for transfer of the above referred to shares.


                                                Yours Very Truly,



                                                /s/Donald J. Stoecklein
                                                   Donald J. Stoecklein

EXHIBIT 10
CONSULTANT AND EMPLOYEE STOCK OPTION PLAN

      1995 CONSULTANT AND EMPLOYEE STOCK COMPENSATION PLAN
                    C.E.C. Industries, Corp.


                               I.
                      Purpose of the Plan.

The purpose of this Plan is to further the growth of C.E.C. Industries, Corp. ("C.E.C.") by allowing the Company to compensate officers, directors, consultants and certain other persons providing bona fide services to the Company, through the award of C.E.C.'s common stock.

                              II.
                           Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth in this Section:

1. "Award" means any grant of Common Stock made under this Plan.

2.  "Board  of Directors" means the Board of Directors of  C.E.C.
Industries, Corp.

3. "Code" means the Internal Revenue Code of 1986, as amended.

4. "Common Stock" means the common stock, no par value per share, of C.E.C. Industries, Corp.

5.  "Date  of  Grant"  means  the  day  the  Board  of  Directors authorizes the grant of  an Award or such later date  as  may  be
specified  by  the Board of Directors as the date  a   particular
Award will become effective.

6. "Employee" means any person or entity that renders bona fide services to the Company (including, without limitation, the following: a person employed by the Company in a key capacity; an officer or director of C.E.C. Industries, Corp. or one or more Subsidiaries; a person or company engaged by the Company as a consultant; or a lawyer, law firm, accountant or accounting firm.

7. "Subsidiary" means any corporation that is a subsidiary with regard to C.E.C. Industries, Corp. as that term is defined in
Section 424(f) of the Code.

                              III.
                   Effective Date of the Plan

The effective date of this Plan is November 10, 1995.

                               IV.
                   Administration of the Plan

The Board of Directors will be responsible for the administration of this Plan, and will grant Awards under this Plan. Subject to the express provisions of this Plan, the Board of Directors shall have full authority and sole and absolute discretion to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations which it believes to be necessary or advisable in administering this Plan. The determinations of the Board of Directors on the matters referred to in this Section shall be conclusive. The Board of Directors shall have sole and absolute discretion to amend this Plan. No member of the Board of Directors shall be liable for any act or omission in connection with the administration of this Plan unless it resulted from the member's willful misconduct.


                              V.
                   Stock Subject to the Plan

The maximum number of shares of Common Stock as to which Awards may be granted under this Plan is 650,000 shares. The Common Stock which is issued on grant of awards may be authorized but unissued shares or shares which have been issued and re-acquired by C.E.C. The Board of Directors may increase the maximum number of shares of Common Stock as to which Awards may be granted at such time as it deems advisable.


                              VI.
               Persons Eligible to Receive Awards

Awards may be granted only to Employees, or Consultants of the Company, whether individual or corporate.


                              VII.
                        Grants of Awards

Except as otherwise provided herein, the Board of Directors shall have complete discretion to determine when and to which Employees or Consultants Awards are to be granted, and the number of shares of Common Stock as to which awards granted to each Employee or consultant will relate. No grant will be made if, in the judgment of the Board of Directors, such a grant would constitute a public distribution within the meaning of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations promulgated thereunder.

                             VIII.
                 Delivery of Stock Certificates

As promptly as practicable after authorizing the grant of an Award, C.E.C. Industries, Corp. shall deliver to the person who is the recipient of the Award, a certificate or certificates registered in that person's name, representing the number of shares of Common Stock that were granted. If applicable, each certificate shall bear a legend to indicate that the Common Stock represented by the certificate was issued in a transaction which was not registered under the Act, and may only be sold or transferred in a transaction that is registered under the Act or is exempt from the registration requirements of the Act.

                              IX.
                           Employment

Nothing in this Plan or in the grant of an Award shall confer upon any Employee or consultant the right to continue in the employ of the Company nor shall it interfere with or restrict in any way the rights of the Company to discharge any employee at any time for any reason whatsoever, with or without cause.

                               X.
                      Laws and Regulations

The obligation of C.E.C. Industries, Corp. to sell and deliver shares of Common Stock on the grant of an Award under this Plan shall be subject to the condition that counsel for C.E.C. Industries, Corp. be satisfied that the sale and delivery thereof will not violate the Act or any other applicable laws, rules or regulations.

                              XI.
                      Withholding of Taxes

If subject to withholding tax, the Company shall be authorized to withhold from an Employer's salary or other cash compensation such sums of money as are necessary to pay the Employee's withholding tax. The Company may elect to withhold from the shares to be issued hereunder a sufficient number of shares to satisfy the Company's withholding obligations. If the Company becomes required to pay withholding tax to any federal, state or other taxing authority as a result of the granting of an Award and the Employee fails to provide the Company with the funds with which to pay that withholding tax, the Company may withhold up to 50% of each payment of salary or bonus to the Employee (which will be in addition to any other required or permitted withholding), until the Company has been reimbursed for the entire withholding tax it was required to pay.

                             XII.
                     Reservation of Shares

C.E.C. Industries, Corp. shall at all times keep reserved for issuance on grant of awards under this Plan a number of authorized but unissued or reacquired shares of Common Stock equal to the maximum number of shares C.E.C. Industries, Corp., may be required to be issued on the grant of Awards under this Plan.


                              XIII
                    Termination of the Plan

The Board of Directors may suspend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of a person granted an Award under this Plan prior to that date.

                             XIV.
                        Delivery of Plan

A Copy of this Plan shall be delivered to all participants, together with a copy of the resolution or resolutions of the Board of Directors authorizing the granting of the Award and establishing the terms, if any, of participation.

No dealer, salesman, or any other person has been authorized by the Company to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than those specifically offered hereby or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction  in  which  such offer or sale  would  be  unlawful.
Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since any of the dates as of which information is furnished or since the date of this Prospectus.